Exhibit 99.1

SIENTRA ANNOUNCES PRELIMINARY UNAUDITED THIRD QUARTER FINANCIAL

RESULTS AND SIGNING OF SENIOR SECURED LOAN FACILITIES WITH

DEERFIELD MANAGEMENT

Anticipates total third quarter net sales of $21.5-$22.5 million, up 10-15% compared to the prior year period

Restructured balance sheet with senior secured convertible debt with Deerfield Management

SANTA BARBARA, Calif., October 12, 2022 (GLOBE NEWSWIRE) — Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company focused on enhancing lives by advancing the art of plastic surgery, today announced preliminary unaudited financial results for the third quarter 2022. The Company also announced that it had entered a new financing arrangement with a fund managed by Deerfield Management to restructure the Company’s balance sheet.

Ron Menezes, Sientra’s President, and Chief Executive Officer said “We are extremely proud of our team’s execution during the quarter, which is potentially the largest breast products quarter in company history. Our growth was driven by robust reconstruction demand and continued market share gains in augmentation. We look forward to continuing this momentum into 2023 and beyond as we prepare to launch our new fat transfer product and ground-breaking Allox2® PRO tissue expander.”

“We are also delighted to have reached an agreement with Deerfield Management that improves the Company’s balance sheet. We believe that Deerfield’s continued investment in the Company represents a vote of confidence in our strategy and execution. We now have enhanced financial flexibility and cash runway to drive the Company’s continued growth and market expansion,” concluded Mr. Menezes.

Third Quarter 2022 Preliminary Financial Results

The quarterly financial estimates included in this release are prior to the completion of management’s review and audit procedures by Sientra’s external auditors and are therefore subject to adjustment.

Sientra anticipates total net sales for the third quarter of 2022 to be approximately $21.5-$22.5 million, an increase of approximately 10-15%, compared to the same period last year. The Company is also reiterating prior full year 2022 revenue guidance of $90-95 million.

Sientra anticipates net cash and cash equivalents at the end of the third quarter of 2022 to be approximately $19 million. Sientra also anticipates cash flow from operating activities plus capital expenditures (free cash flow) to be between negative $3 to $4 million in the third quarter of 2022 as compared to negative $15.4 million in the same period last year.

Debt Refinancing

On October 12, 2022, the Company entered into an agreement with a fund managed by Deerfield Management to refinance the Company’s existing term loan and convertible note debt. As a result of the financing, the Company has reduced its total debt load by approximately $10 million, to $73 million, while extending its maturity dates to March 2026 and beyond. Proceeds from the financing are to be used to retire the Company’s existing $21 million senior secured term loan facility in full, and related financing expenses.

Under the terms of the financing, Sientra entered into a new senior secured convertible note of $23 million, with a conversion price of $1.00, representing a 35% premium over the Company’s closing stock price on October 11, 2022. The new note will accrue interest at SOFR + 5.75% per annum and has a 5-year maturity until October 2027. The Company also amended its existing convertible note to make it senior secured debt, reduce the principal outstanding by $10 million to $50 million through a concurrent at-the-market equity exchange with Deerfield, and extend the maturity date by 12 months to March 2026. The conversion price on the existing note was also reset to $2.75, representing an 272% premium over the Company’s closing stock price on October 11, 2022. Interest on the existing note remains unchanged at 4% per annum. Please refer to the Company’s current report on Form 8-K filed today with the Securities and Exchange Commission for more information.

Use of Non-GAAP Financial Measures

This press release references free cash flow, which is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines free cash flow as net cash flow from operating activities – continuing operations less purchases of property and equipment.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with Sientra’s financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measures provided in the schedules below.

The following table reconciles forecasted and actual net cash flow from operating activities—continuing operations to forecasted and actual free cash flow for the following periods (in thousands):

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	September 30, 2021
	Forecasted Range	Actual	Actual	Actual
Net cash flow from operating activities	$(2,500) - $(3,000)	$(12,986)	$(17,859)	$(13,724)
Purchase of property and equipment	(500) - (1,000)	(567)	(246)	(1,712)

Free cash flow	$(3,000) - $(4,000)	$(13,553)	$(18,105)	$(15,436)

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company exclusively focused on plastic surgery. The Company mission is to offer proprietary innovations and unparalleled partnerships that radically advance how plastic surgeons think, work and care for their patients. Sientra has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company’s product portfolio includes its Sientra round and shaped breast implants, the first fifth generation breast implants approved by the FDA for sale in the United States, its ground-breaking Allox2® breast tissue expander with patented dual-port and integral drain technology, the AuraGen fat grafting system, and BIOCORNEUM®, the #1 performing, preferred and recommended scar gel of plastic surgeons (*).

Sientra uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Sientra is routinely posted and is accessible on the Company’s investor relations website at www.sientra.com.

(* ) Data on file

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Investor Relations Contact

Aman R. Patel, CFA

aman.patel@westwicke.com